Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Nuveen New York
Dividend Advantage Municipal Fund 2 and are in agreement with the statements contained in Sub-Item 102J of Form N-
SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.

  /s/ ERNST & YOUNG LLP

Chicago, Illinois
November 21, 2014













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